Exhibit 99.1

NASH-FINCH COMPANY	NEWS RELEASE

NASH FINCH REPORTS FISCAL 2005 RESULTS

MINNEAPOLIS (March 16, 2006) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced that net earnings for the fiscal 2005 year were $41.3 million, or $3.13 per diluted share, as compared to $14.9 million, or $1.18 per diluted share, for fiscal 2004. Fiscal 2005 results included a net favorable impact of $1.4 million, or $0.11 per diluted share, from three events listed on the schedule attached to this release. Fiscal 2004 net earnings included several events, also listed on the schedule attached to this release, which had a net unfavorable impact of $24.0 million, or $1.89 per diluted share, the largest of which was a special charge of $21.0 million, or $1.66 per diluted share, involving primarily non-cash costs associated with the closure of 18 retail stores at the end of the second quarter 2004. Total sales for fiscal 2005 were $4.56 billion as compared to $3.90 billion in fiscal 2004, primarily reflecting the Company’s acquisition from Roundy’s Supermarkets, Inc. of wholesale food distribution centers located in Lima, Ohio and Westville, Indiana effective March 31, 2005.

For the fourth quarter of 2005, total sales were $1.12 billion compared to $920 million in the prior-year period. Net earnings were $13.5 million, or $1.01 per diluted share, for the fourth quarter 2005, compared to $11.2 million, or $0.87 per diluted share for the fourth quarter 2004. Net earnings for the fourth quarter 2005 were favorably affected by $1.1 million or $0.09 per diluted share as a result of the reversal of tax reserves. Net earnings for the fourth quarter 2004 were affected by several events, listed on the attached schedule, that had a net unfavorable impact of $0.5 million, or $0.04 per diluted share, the most significant of which were the payment of a call premium for early redemption of our 8.5% Senior Subordinated Notes and non-cash charges related to the refinancing of our Senior Credit Facility.

Food Distribution Results

Food distribution segment sales for fiscal 2005 increased 36.1% to $2.67 billion compared to $1.96 billion in fiscal 2004, and for the fourth quarter 2005 increased 45.7% to $684.8 million from $470.0 million in the fourth quarter 2004. The acquisition of the distribution centers represented approximately 89% and 90% of the increase in food distribution sales in the yearly and quarterly comparisons, respectively. Excluding the impact of the acquisition, food distribution sales increased 4.0% in 2005 as compared to 2004, and 4.4% in the fourth quarter 2005 as compared to the year earlier quarter, primarily as a result of adding new accounts.

Food distribution segment profits increased to $88.3 million in fiscal 2005 from $76.0 million in fiscal 2004, and increased to $23.6 million from $19.7 million in the fourth quarter comparison. In both the annual and quarterly comparisons, however, segment profits decreased as a percentage of sales, from 3.9% in fiscal 2004 to 3.3% in fiscal 2005, and from 4.2% to 3.4% in the quarterly comparison. The decrease in profit margins in the food distribution segment was partially due to inadequate execution in the management of manufacturer promotional spending. Also contributing to the margin decline were the demands of integrating the acquired distribution centers. This was a significant acquisition for the Company that diverted attention from our core business operations and entailed a more complex and costly integration process than we had expected.

Military Distribution Results

Military distribution segment sales for fiscal 2005 were $1.16 billion compared to $1.12 billion in fiscal 2004, an increase of 3.1%. Fourth quarter 2005 military segment sales of $272.4 million were slightly lower than the $274.7 million of sales recorded in the fourth quarter 2004. The sales growth during all of fiscal 2005 was due to increases in domestic commissary customer traffic, which in the fourth quarter 2005 was essentially offset by a decline in shipments to the overseas commissary system. Segment profits increased 8.3% in the annual comparison, from $36.3 million to $39.3 million, and 7.2% in the quarterly comparison, from $8.6 million to $9.3 million, reflecting increased annual sales as well as productivity improvements.

Retail Results

Corporate retail sales were $729.1 million in fiscal 2005 as compared to $813.8 million in fiscal 2004, and $166.0 million in the fourth quarter 2005 compared to $175.3 million in the comparable 2004 quarter. The decrease in retail sales is due to store closures that occurred during 2004 and 2005 and to same store sales decreases of 4.1% in the annual comparison and 2.7% in the quarterly comparison.

Retail segment fiscal 2005 profits were $26.6 million, or 3.7% of sales, compared to $28.1 million, or 3.5% of sales, in fiscal 2004. Retail segment fourth quarter 2005 profits were $8.3 million, or 5.0% of sales, compared to $10.3 million, or 5.9% of sales, in the year earlier quarter. The decrease in retail profitability was primarily the result of negative same store sales as well as inadequate execution in pricing during the third quarter of 2005.

The Company’s store count at the end of fiscal 2005 was 78 compared to 85 at the end of fiscal 2004. The net decrease in stores during 2005 reflects both opportunistic sales of retail stores to existing food distribution customers and the closing of underperforming stores.

A conference call to review fourth quarter results is scheduled for 10:00 a.m. (CT) on March 16, 2006. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.

The statements in this release that refer to plans and expectations for fiscal 2006 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:

•                  the effect of competition on our distribution, military and retail businesses;

•                  our ability to identify and execute plans to improve the competitive position of our retail operations;

•                  risks entailed by acquisitions, including our ability to successfully integrate acquired operations and retain the customers of those operations;

•                  credit risk from financial accommodations extended to customers;

•                  general sensitivity to economic conditions, including volatility in energy prices;

•                  future changes in market interest rates;

•                  our ability to identify and execute plans to expand our food distribution operations;

•                  changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•                  limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•                  possible changes in the military commissary system, including those stemming from the redeployment of forces;

•                  adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our 2005 Annual Report on Form 10-K filed with the SEC;

•                  changes in consumer spending, buying patterns or food safety concerns;

•                  unanticipated problems with product procurement; and

•                  the success or failure of new business ventures and initiatives.

A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.

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Contact: LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Twelve		Fifty-Two
	Weeks Ended		Weeks Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005

Sales	$1,123,236	920,040	4,555,507	3,897,074

Cost and expenses:
Cost of sales	1,018,764	821,883	4,124,344	3,474,329
Selling, general and administrative	69,284	66,341	300,837	299,727
Gains on sale of real estate	(2,600)	(2,173)	(3,697)	(5,586)
Special charge	—	(1,715)	(1,296)	34,779
Extinguishment of debt	—	7,204	—	7,204
Depreciation and amortization	10,376	8,670	43,721	40,241
Interest expense	6,048	5,369	24,732	27,181
Total cost and expenses	1,101,872	905,579	4,488,641	3,877,875

Earnings from continuing operations before income taxes	21,364	14,461	66,866	19,199

Income tax expense	7,924	3,274	25,670	4,322

Earnings from continuing operations	13,440	11,187	41,196	14,877

Discontinued operations:
Gain on disposition	92	91	92	91
Tax expense	36	36	36	36
Net earnings from discontinued operations	56	55	56	55

Net Earnings	$13,496	11,242	41,252	14,932

Basic earnings per share:
Continuing operations	1.02	0.89	3.19	1.20
Discontinued operations	—	—	—	—
Net earnings per share	$1.02	0.89	3.19	1.20

Diluted earnings per share:
Continuing operations	1.01	0.87	3.13	1.18
Discontinued operations	—	—	—	—
Net earnings per share	$1.01	0.87	3.13	1.18

Cash dividends per common share	$0.180	0.135	0.675	0.540

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,295	12,621	12,942	12,450
Diluted	13,421	12,896	13,185	12,657

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,	January 1,
	2005	2005
Assets
Current assets:
Cash	$1,257	5,029
Accounts and notes receivable, net	195,367	157,397
Inventories	289,123	213,343
Prepaid expenses	16,984	15,524
Deferred tax assets	9,476	9,294
Total current assets	512,207	400,587

Investments in marketable securities	703	1,661
Notes receivable, net	16,299	26,554

Property, plant and equipment:
Land	18,107	21,289
Buildings and improvements	193,181	155,906
Furniture, fixtures and equipment	311,778	300,432
Leasehold improvements	65,451	71,907
Construction in progress	1,876	1,784
Assets under capitalized leases	40,171	40,171
	630,564	591,489
Less accumulated depreciation and amortization	(387,857)	(377,820)
Net property, plant and equipment	242,707	213,669

Goodwill	244,471	147,435
Customer contracts and relationships, net	35,619	4,059
Investment in direct financing leases	9,920	10,876
Deferred tax asset, net	1,667	2,560
Other assets	13,831	8,227
Total assets	$1,077,424	815,628

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$10,787	11,344
Current maturities of long-term debt and capitalized lease obligations	5,022	5,440
Accounts payable	217,368	180,359
Accrued expenses	83,539	72,200
Income taxes	9,143	10,819
Total current liabilities	325,859	280,162

Long-term debt	370,248	199,243
Capitalized lease obligations	37,411	40,360
Other liabilities	21,328	21,935
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 13,317 and 12,657 shares, respectively	22,195	21,096
Additional paid-in capital	49,430	34,848
Restricted stock	(78)	(224)
Common stock held in trust	(1,882)	(1,652)
Deferred compensation obligations	1,882	1,652
Accumulated other comprehensive income	(4,912)	(5,262)
Retained earnings	256,149	223,676
	322,784	274,134
Less cost of 11 and 11 shares of common stock in treasury, respectively	(206)	(206)
Total stockholders’ equity	322,578	273,928

Total liabilities and stockholders’ equity	$1,077,424	815,628

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	2005	2004	2003
Operating activities:
Net earnings	$41,252	14,932	35,092
Adjustments to reconcile net income to net cash provided by operating activities:
Special charges - non cash portion	(1,296)	34,779	—
Discountinued operations	(92)	(91)	(678)
Extinguishment of debt	—	2,530	—
Curtailment of post retirement plan	—	—	(4,004)
Depreciation and amortization	43,721	40,241	42,412
Amortization of deferred financing costs	821	1,115	1,129
Amortization of rebatable loans	2,595	2,392	1,521
Provision for bad debts	4,851	4,220	8,707
Deferred income tax expense	711	(12,487)	15,480
Gain on sale of property, plant and equipment	(4,505)	(6,001)	(1,003)
LIFO charge (credit)	724	3,525	(1,120)
Asset impairments	5,170	853	2,706
Other	3,606	5,228	(832)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(5,522)	(11,270)	18,484
Inventories	(31,295)	19,421	13,145
Prepaid expenses	(1,202)	(388)	(2,564)
Accounts payable	(1,298)	13,617	(3,817)
Accrued expenses	6,368	(17,780)	(9,411)
Income taxes payable	(1,677)	206	541
Other assets and liabilities	(1,615)	6,852	(1,286)
Net cash provided by operating activities	$61,317	101,894	114,502

Investing activities:
Disposal of property, plant and equipment	16,346	17,136	9,002
Additions to property, plant and equipment	(24,638)	(22,327)	(40,728)
Business acquired, net of cash	(226,351)	—	(2,054)
Loans to customers	(3,086)	(4,364)	(10,626)
Payments from customers on loans	7,797	2,916	7,058
Purchase of marketable securities	(2,112)	(2,610)	—
Sale of marketable securities	2,927	1,113	—
Corporate owned life insurance, net	(1,707)	—	—
Other	144	(144)	—
Net cash used in investing activities	$(230,680)	(8,280)	(37,348)

Financing activities:
Proceeds (payments) of revolving debt	30,600	14,674	(79,400)
Dividends paid	(8,779)	(6,673)	(4,320)
Proceeds from exercise of stock options	11,686	5,380	1,087
Proceeds from employee stock purchase plan	567	654	638
Proceeds from long-term debt	150,087	175,000	—
Payments of long-term debt	(10,425)	(268,047)	(7,195)
Payments of capitalized lease obligations	(2,623)	(2,515)	(2,900)
Decrease in outstanding checks	(557)	(12,006)	(3,726)
Premium paid for early extinguishment of debt	—	(4,674)	—
Payments of deferred financing costs	(4,965)	(3,135)	—
Net cash provided by (used) in financing activities	165,591	(101,342)	(95,816)
Net decrease in cash	(3,772)	(7,728)	(18,662)
Cash at beginning of year	5,029	12,757	31,419
Cash at end of year	$1,257	5,029	12,757

Supplemental disclosure of cash flow information:
Non cash investing and financing activities
Purchase of real estate under capital leases	$—	—	—
Acquisition of minority interest	21	—	—

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

Impact on Actual Results due to Items Referenced in Press Release (In thousands, except per share amounts)

	Twelve Weeks Ended December 31, 2005		Twelve Weeks Ended January 1, 2005
	$	Diluted EPS	$	Diluted EPS
Net earnings from continuing operations as reported	13,440	1.01	11,187	0.87

Costs and expenses referenced in the press release
Call premium for early redemption of Senior Subordinated Notes (Q4 2004)	—	—	2,819	0.22
Write-off of unamortized finance costs and original	—	—	—	—
issuance discount on credit facility and senior subordinated notes (Q4 2004)	—	—	1,525	0.12
Change in estimate of special charge from store dispositions (Q4 2004)	—	—	(1,312)	(0.10)
Reduction in income tax expense (Q4 2005 and Q4 2004)	(1,076)	(0.09)	(2,500)	(0.20)

	Fifty-Two Weeks Ended December 31, 2005		Fifty-Two Weeks Ended January 1, 2005
	$	Diluted EPS	$	Diluted EPS
Net earnings from continuing operations as reported	41,196	3.13	14,877	1.18

Costs and expenses referenced in the press release
Call premium for early redemption of Senior Subordinated Notes (Q4 2004)	—	—	2,819	0.22
Write-off of unamortized finance costs and original	—	—	—	—
issuance discount on credit facility and senior subordinated notes (Q4 2004)	—	—	1,525	0.12
Bridge loan fee (Q2 2005)	457	0.03
Change in estimate of special charge from store dispositions (Q2 2005 and Q4 2004)	(791)	(0.06)	(1,312)	(0.10)
Special charge from store dispositions (Q2 2004)	—	—	22,261	1.76
Store closure cost reflected in operations (Q2 2004)	—	—	2,009	0.16
Resolution of outstanding state and federal tax issues (Q4 2005 and Q3 and Q4 2004)	(1,076)	(0.08)	(3,300)	(0.27)

Other Data (In thousands)

	Twelve Weeks Ended December 31, 2005	Twelve Weeks Ended January 1, 2005	Fifty-Two Weeks Ended December 31, 2005	Fifty-Two Weeks Ended January 1, 2005

Total debt	$412,681	245,043	412,681	245,043
Stockholders’ equity	$322,578	273,928	322,578	273,928
Capitalization	$735,259	518,971	735,259	518,971
Debt to total capitalization	56%	47%	56%	47%
Working capital ratio (a)	2.29	2.07	2.29	2.07

Non-GAAP Data
Consolidated EBITDA (b)	$32,706	36,494	130,954	128,751
Interest coverage ratio - trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	5.43	4.95	5.43	4.95
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (d)	2.99	1.92	2.99	1.92
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	1.56	1.45	1.56	1.45

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	2.77	0.71	2.77	0.71
Debt to earnings before income taxes (d)	5.91	15.68	5.91	15.68
Senior secured debt to earnings before income taxes (e)	3.09	7.64	3.09	7.64

Debt Covenants	Required Ratio	Actual Ratio
Working capital ratio	1.75 (minimum)	2.29
Interest coverage ratio	3.50 (minimum)	5.43
Senior secured leverage ratio	2.75 (maximum)	1.56
Leverage ratio	3.50 (maximum)	2.99

(a)                        Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)                       Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)                        Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending December 31, 2005 and January 1, 2005, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)                       Leverage ratio is defined as the Company’s total debt at December 31, 2005 and January 1, 2005, divided by Consolidated EBITDA for the respective four trailing quarters. The December 31, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The cumulative effect of these pro-forma adjustments for the four quarters ended December 31, 2005 was $7.2 million, resulting in pro-forma Consolidated EBITDA for purposes of the leverage ratios of $138.1 million. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters, also calculated on a pro-forma basis, of $69.8 million.

(e)                        Senior secured leverage ratio is defined as total senior secured debt at December 31, 2005 divided by Consolidated EBITDA for the respective four trailing quarters. The December 31, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The cumulative effect of these pro-forma adjustments for the four quarters ending December 31, 2005 was $7.2 million, resulting in pro-forma Consolidated EBITDA for purposes of the leverage ratios of $138.1 million. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters, also calculated on a pro-forma basis, of $69.8 million.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands):

	2005
					Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr

Earnings from continuing operations before income taxes	$11,361	16,041	18,100	21,364	66,866
Add/(deduct)
Interest expense	4,187	6,578	7,919	6,048	24,732
Depreciation and amortization	8,374	10,614	14,357	10,376	43,721
LIFO	577	828	(229)	(452)	724
Closed store lease costs	178	—	216	(191)	203
Asset impairments	458	2,089	1,772	851	5,170
Gains on sale of real estate	—	(541)	(556)	(2,600)	(3,697)
Subsequent cash payments on non-cash charges	(1,375)	(652)	(752)	(2,690)	(5,469)
Special charges	—	(1,296)	—	—	(1,296)
Total Consolidated EBITDA	$23,760	33,661	40,827	32,706	130,954

					Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment Consolidated EBITDA after reclass of marketing revenues (a)
Food Distribution	$17,726	24,291	30,379	25,962	98,358
Military	9,315	9,855	12,187	9,669	41,026
Retail	8,387	8,829	10,273	10,969	38,458
Unallocated Corporate Overhead	(11,668)	(9,314)	(12,012)	(13,894)	(46,888)
	$23,760	33,661	40,827	32,706	130,954

					Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment profit after reclass of marketing revenues (a)
Food Distribution	$15,913	21,734	27,112	23,576	88,335
Military	8,910	9,452	11,644	9,259	39,265
Retail	5,729	6,155	6,444	8,284	26,612
Unallocated Corporate Overhead	(19,191)	(21,300)	(27,100)	(19,755)	(87,346)
	$11,361	16,041	18,100	21,364	66,866

	2004
					Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr

Earnings from continuing operations before income taxes	$7,757	(25,639)	22,620	14,461	19,199
Add/(deduct)
Interest expense	6,706	6,677	8,429	5,369	27,181
Depreciation and amortization	10,156	9,800	11,615	8,670	40,241
LIFO	392	783	1,043	1,307	3,525
Closed store lease costs	(129)	1,146	643	3,211	4,871
Asset impairments	—	—	—	853	853
Gains on sale of real estate	(82)	(14)	(3,317)	(2,173)	(5,586)
Subsequent cash payments on non-cash charges	(565)	(625)	(1,633)	(693)	(3,516)
Special charges	—	36,494	—	(1,715)	34,779
Extinguishment of debt	—	—	—	7,204	7,204
Total Consolidated EBITDA	$24,235	28,622	39,400	36,494	128,751

					Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment Consolidated EBITDA after reclass of marketing revenues (a)
Food Distribution	$17,034	20,227	25,422	21,549	84,232
Military	8,579	8,988	11,340	9,029	37,936
Retail	7,002	7,665	14,620	13,050	42,337
Unallocated Corporate Overhead	(8,380)	(8,258)	(11,982)	(7,134)	(35,754)
	$24,235	28,622	39,400	36,494	128,751

					Rolling
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtr
Segment profit after reclass of marketing revenues (a)
Food Distribution	$15,086	18,275	22,937	19,652	75,950
Military	8,217	8,605	10,806	8,638	36,266
Retail	3,009	3,926	10,908	10,265	28,108
Unallocated Corporate Overhead	(18,555)	(56,445)	(22,031)	(24,094)	(121,125)
	$7,757	(25,639)	22,620	14,461	19,199

(a)          Prior quarter segment information reflect a reclassification of marketing revenues and costs from Unallocated Corporate Overhead to the Food Distribution and Retail segments.